Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-159930, 333-156086, 333-132551, 333-146376 and 333-177900) on Form S-8 and on Form S-3 (Nos. 333-166131 and 333-169253) of EXCO Resources, Inc. (the “Company”) of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our report dated February 21, 2013 in the Annual Report on Form 10-K for the year ended December 31, 2012, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.
NETHERLAND, SEWELL & ASSOCIATES

By:    /s/ Thomas J. Tella II_______
Thomas J. Tella II, P.E.
Senior Vice President
Dallas, Texas
February 21, 2013